Exhibit 5.1

Willkie Farr & Gallagher LLP

August 12, 2013

Clovis Oncology, Inc.

2525 28th Street, Suite 100

Boulder, CO 80301

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Clovis Oncology, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 263,376 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), which may be issued under the Company’s 2011 Stock Incentive Plan (the “2011 Plan”). All shares of Common Stock registered under the Registration Statement are herein called the “Shares.”

We have examined copies of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company, the Registration Statement, all relevant resolutions adopted by the Company’s Board of Directors, and other records, certificates and documents that we have deemed necessary or appropriate for the purpose of this opinion. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as we have deemed necessary or appropriate to form a basis for the opinion hereinafter expressed.

As to questions of fact material to the opinions expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinion contained herein, we have assumed (i) the accuracy of all documents and information furnished to us, (ii) the genuineness of all signatures of all parties; (iii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; and (iv) the capacity of natural persons.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act, the Shares to be issued by the Company under the 2011 Plan, when duly issued and delivered pursuant to the terms of the 2011 Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and the federal securities laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP